Exhibit 10.1

FIRST AMENDMENT
TO

BLUELINX HOLDINGS, INC.
2016 AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

THIS FIRST AMENDMENT is made this 17th day of May, 2018 by BlueLinx Holdings, Inc., a Delaware corporation (the “Company”);

WHEREAS, the Board of Directors (the “Board”) of the Company adopted, subject to stockholder approval, the Company’s 2016 Amended and Restated Long-Term Incentive Plan (the “Plan”); and

WHEREAS, the stockholders of the Company approved the Plan on May 19, 2016; and

WHEREAS, the Board now desires, subject to stockholder approval, to amend the Plan to increase the aggregate number of shares available for issuance pursuant to Awards under the Plan and for certain other purposes;

NOW, THEREFORE, the Plan is hereby amended as follows, subject to approval by the stockholders or the Company:

1.

Article 4 is amended to reflect the Company’s reverse stock split in June 2016, by dividing each number of Shares referenced in Article 4 by 10.

2.

Section 4.1 is further amended by deleting the first sentence of the present Section and substituting the following in lieu thereof:

“Subject to adjustment as provided in Section 4.4, the maximum number of Shares available for issuance pursuant to Awards under the Plan is increased by 537,700 Shares, to a total of 801,300 Shares (the “Share Authorization”) plus, as described in Section 4.2 below, any Shares that are subject to outstanding awards under the Prior Plans, which terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such Shares.”

3.

Section 4.2 of the Plan is hereby amended by deleting the second paragraph of such section in its entirety and substituting the following in lieu thereof:

“Any Shares related to Awards under this Plan or Awards under a Prior Plan which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall be added to the Share Authorization and shall be available for grant under the Plan. However, if the tax withholding obligation, exercise price or purchase price under an Award is satisfied by the Company retaining Shares that otherwise would have been issued in settlement of the Award or by Shares tendered by the Participant (either by actual delivery or attestation), the number of Shares so retained or tendered shall not again be available for issuance pursuant to an Award under this Plan and shall not be added back to the Share Authorization.”

4.

Article 17 of the Plan is hereby amended by deleting such Article in its entirety and substituting the following in lieu thereof:

“ARTICLE 17
CHANGE IN CONTROL

“The Committee may, in its sole discretion and in such manner as it may from time to time prescribe (including, but not by way of limitation, in granting an Award or in an individual employment agreement, severance plan or individual severance agreement), provide that a Participant shall be eligible for a full or prorated Award in the event that both a Change in Control and a cessation of the Participant’s service relationship with the Company occurs or if the surviving entity in such Change in Control does not assume or replace the Award in the Change in Control. With respect to Awards that are subject to one or more performance objectives, the Committee may, in its sole discretion, provide that any such Award will be paid under the provisions of this Article 17 prior to when any or all such performance objectives are certified (or without regard to whether they are certified) based on actual performance achieved, pro-rata of target based on the elapsed portion of the performance period, or a combination of both actual and pro-rata.

If the surviving entity in such Change in Control does not assume or replace the Award in the Change in Control, the Committee may also, in its sole discretion, determine that any or all outstanding Awards granted under the Plan, will be canceled and terminated and that in connection with such cancellation and termination the holder of such Award may receive for each Share of common stock subject to vested Awards a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities equivalent to such cash payment) equal to the difference, if any, between the consideration received by stockholders of the Company in respect of a Share of common stock in connection with such transaction and the purchase price per share, if any, under the Award multiplied by the number of Shares of common stock subject to such vested Award; provided that if such product is zero or less or to the extent that the Award is not then exercisable, the Awards may be canceled and terminated without payment therefor”.

5.

This First Amendment shall be effective as of the date the Amendment is approved by the stockholders of the Company. Except as hereby expressly modified, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed as of the date first written above.

BLUELINX HOLDINGS, INC.

By: /s/ Justin Heineman
VP, General Counsel, and Corporate Secretary